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                                                                      EXHIBIT 99


Encore Wire Corporation                                 Contact: Vincent A. Rego
P. O. Box 149                                           CEO & Chairman
1410 Millwood Road                                      (and other Designees)
McKinney, Texas 75069                                   (972) 562-9473
(972) 562-9473

                                 Press Release

                                 March 18, 1997

FOR IMMEDIATE RELEASE

                    ENCORE WIRE ANNOUNCES EXPANSION PROJECTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced that its Board of Directors has authorized the purchase of 25.6 acres of land adjacent to its current manufacturing facility. The Company plans to construct a facility to fabricate copper rod on the land as well as a separate facility to handle warehousing and distribution of finished goods. The balance of the land will be held for future expansion. Orders for additional manufacturing equipment have also been placed with various equipment manufacturers to increase the capacity of the Company's commercial wire product line. The total cost of the projects is estimated to be approximately $19 million.

The Company presently uses copper rod purchased from others to manufacture its wire and cable products. Upon completion of the new copper rod facility, the Company will produce its own copper rod from copper cathodes. By vertically integrating in this manner, the Company will also be able to reprocess the copper scrap that is generated by its operations as well as process scrap that can be purchased from others. The Company believes that this will enable it to reduce its copper raw material costs.

The Company's increasing sales volume has created the need for additional manufacturing equipment. Floor space used for warehousing and distribution in the Company's current facility will be used for this equipment. The warehousing and distribution of the Company's products will be handled in the new facility. This will enable the Company to efficiently warehouse and ship its products as its sales volumes increase.

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper, the impact of competitive pricing and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.